Exhibit 99.1

PostRock’s Borrowing Base Re-determined

OKLAHOMA CITY –  November 17, 2015 – PostRock Energy Corporation (OTC PINK:PSTR) (“PostRock”) today announced that the borrowing base on its bank credit facility was set at $39 million as of November 1, 2015.  This reflects a $37 million reduction from the $76 million borrowing base which was last re-determined as of May 1, 2015.  The reduction on the borrowing base is due to the decline in oil and natural gas prices, the roll off of hedges, and production of reserves since May 1, 2015.  This new borrowing base will remain in effect until the next date the borrowing base is re-determined pursuant to the bank credit facility.

On November 12, 2015, PostRock had $76.18 million (including issued but undrawn letters of  credit) utilized on its bank credit facility resulting in a borrowing base deficiency of $37.18 million.  In accordance with the bank credit facility, PostRock has thirty (30) days, after being notified of such deficiency by the administrative agent under the bank credit facility,  to indicate in writing its course of action to eliminate such deficiency.

As expected, the magnitude of this reduction has led to a deficiency which could ultimately lead to a default under the credit agreement.  PostRock is currently in discussions with its lenders regarding alternatives if a default does occur but can give no assurances that an agreement can be reached on terms acceptable to the Company.  Additionally, as previously announced, in  March 2015, PostRock engaged Evercore Group L.L.C. to assist the board of directors in evaluating its strategic alternatives which include, among other things, merging or selling PostRock and/or selling operating assets.  There can also be no assurance that the strategic review process will result in any transactions for PostRock as a whole or for any individual assets at valuations PostRock believes are attractive, nor can there be any assurance that the process will result in any transaction.  In addition, PostRock believes it is likely that the aggregate proceeds from such transactions, if completed, together with the value of any assets remaining with PostRock, will be substantially less than the amount required to repay in full PostRock’s outstanding debt and preferred stock obligations.  Accordingly, PostRock believes its existing equity holders will find that their holdings no longer have any material value.

PostRock is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. PostRock owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Company Contact:

Casey E. Bigelow

CAO,  Secretary  & Treasurer

cbigelow@pstr.com

(405) 702-7435